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                                                                   EXHIBIT 3(d)
                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF

                        HARTE-HANKS COMMUNICATIONS, INC.


         Harte-Hanks Communications, Inc., a corporation organized and existing under the Delaware General Corporation Law (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST: that the Board of Directors of the Corporation, at a meeting of the Board of Directors held on January 28, 1998, duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of said corporation, declaring said amendments to be advisable, and directing that said amendments be submitted to the stockholders of said corporation for approval at the Annual Meeting of Stockholders. The resolution setting forth the proposed amendments is as follows:

                  RESOLVED, that the Board of Directors of the Corporation hereby adopts, approves and recommends a proposal to amend the Certificate of Incorporation of the Corporation to amend ARTICLE I thereto, as follows:

                                   "ARTICLE I

                  The name of the corporation is Harte-Hanks, Inc."

                  RESOLVED FURTHER, that the Board of Directors of the Corporation hereby adopts, approves and recommends a proposal to amend the Certificate of Incorporation of the Corporation to amend the first sentence of ARTICLE FOURTH as follows:

                  "Fourth: The aggregate number of shares of capital stock that the Corporation shall have the authority to issue is two hundred fifty-one million (251,000,000), of which two hundred fifty million (250,000,000) shares shall be common stock of the Corporation, par value $1.00 per share and one million (1,000,000) shares shall be Preferred Stock, par value $1.00 per share".

         SECOND: that thereafter, the stockholders of said corporation, which hold the necessary number of shares as required by statute, duly adopted and approved said amendments at the Annual Meeting of the Stockholders on Tuesday, May 5, 1998.

         THIRD: that said amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, this Certificate of Amendment is signed by Donald
R. Crews, Senior Vice President, Legal and Secretary of the Corporation, as of May 5, 1998, and the undersigned acknowledges that the above statements are true.


                                    /s/ Donald R. Crews
                                    ------------------------------------------
                                    Donald R. Crews
                                    Senior Vice President, Legal and Secretary